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                                                                    EXHIBIT 16.1

                        [Arthur Andersen LLP Letterhead]

May 10, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have read the second through fourth paragraphs of Item 4 included in the Current Report on Form 8-K dated May 10, 2002 of mPhase Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
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Arthur Andersen LLP

cc:  Martin S. Smiley
     mPhase Technologies, Inc.